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                                                                EXHIBIT NO. 9(c)
                       ADMINISTRATIVE SERVICES AGREEMENT

     ADMINISTRATIVE SERVICES AGREEMENT, dated as of September 1, 1993, by and between CASH RESERVES PORTFOLIO, a New York business trust (the "Trust"), and SIGNATURE FINANCIAL GROUP (GRAND CAYMAN), LTD., a Cayman Islands company (the "Administrator").

     W I T N E S S E T H:

     WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act");

     WHEREAS, the Board of Trustees of the Trust has adopted an Administrative Services Plan, dated as of September 13, 1989, as amended and restated as of September 1, 1993, which is incorporated herein by reference and pursuant to which the Trust desires to enter into this Administrative Services Agreement; and

     WHEREAS, the Trust wishes to engage the Administrator to provide certain administrative and management services, and the Administrator is willing to provide such administrative and management services to the Trust, on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

              1. Duties of the Administrator. Subject to the direction and control of the Board of Trustees of the Trust, the Administrator shall perform such administrative and management services as may from time to time be reasonably requested by the Trust, which shall include without limitation: (a) providing office space, equipment and clerical personnel necessary for maintaining the organization of the Trust and for performing the administrative and management functions herein set forth; (b) arranging, if desired by the Trust, for Directors, officers and employees of the Administrator to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; (c) supervising the overall administration of the Trust, including negotiation of contracts and fees with and the monitoring of performance and billings of the Trust's transfer agent, shareholder servicing agents, custodian and other independent contractors or agents; (d) preparing and, if applicable, filing all documents required for compliance by the Trust with applicable laws and regulations, including registration statements, semi-annual and annual reports to the Trust's investors, proxy statements and tax returns; (e) preparation of agendas and supporting documents for and minutes of meetings of Trustees, committees of Trustees and the Trust's investors; and (f) arranging for maintenance of books and records of the Trust. The Administrator shall perform such specified activities and shall conduct all of its activities as administrator of the Trust, including any activities described in this Agreement, as set forth in the Operating Policies and Procedures (the "Operating Procedures") of the Trust (in such form as may be approved from time to time by the Trust's Board of Trustees). To the extent that any provision of this Agreement shall conflict with any provision of the Operating Procedures, the applicable provision of the Operating Procedures shall be deemed to govern. Notwithstanding the foregoing, the Administrator shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the management of the Trust's assets or the rendering of investment advice and supervision with respect thereto or the distribution of shares, nor shall the Administrator be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, custodian or shareholder servicing agent of the Trust.

              2. Allocation of Charges and Expenses. The Administrator shall pay the entire salaries and wages of all of the Trust's Trustees, officers and agents who devote part or all of their time to the affairs of the Administrator or its affiliates, and the wages and salaries of such persons shall not be deemed to be expenses incurred by the Trust for purposes of this Section 2. Except as provided in the foregoing sentence, the Trust will pay all of its own expenses including, without limitation, compensation of Trustees not affiliated with the Administrator; governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Trust; fees and expenses of the Trust's independent auditors, of legal counsel and of any transfer agent, distributor, registrar or dividend disbursing agent of the Trust; expenses of preparing, printing and mailing reports, notices, proxy statements and reports to the Trust's investors and governmental officers and commissions; expenses connected with the execution, recording and settlement of security transactions; insurance premiums; fees and expenses of the Trust's custodian for all services to the Trust, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Trust; expenses of meetings of investors in the Trust; and expenses relating to the issuance, registration and qualification of shares of the Trust.

              3. Compensation of the Administrator. For the services to be rendered and the facilities to be provided by the Administrator hereunder, the Trust shall pay to the Administrator an administrative fee computed and paid monthly at an annual rate of 0.05% of the Trust's average daily net assets for its then-current fiscal year. If the Administrator serves as administrator for less than the whole of any period specified in this Section 3, the compensation to the Administrator, shall be prorated. For purposes of computing the fees payable to the Administrator hereunder, the value of the Trust's net assets shall be computed in the manner specified in the Trust's then-current Registration Statement under the 1940 Act.

              4. Limitation of Liability of the Administrator. The Administrator shall not be liable for any error of judgment or mistake of law or for any act or omission in the administration or management of the Trust or the performance of its duties hereunder, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the reckless disregard of its obligations and duties hereunder. As used in this Section 4, the term "Administrator" shall include Signature Financial Group (Cayman), Ltd. and/or any of its affiliates and the Directors, officers and employees of Signature Financial Group (Cayman), Ltd. and/or any of its affiliates.

              5. Activities of the Administrator. The services of the Administrator to the Trust are not to be deemed to be exclusive, the Administrator being free to render administrative and/or other services to other parties. It is understood that Trustees, officers, and shareholders of the Trust are or may become interested in the Administrator and/or any of its affiliates, as Directors, officers, employees, or otherwise, and that Directors, officers and employees of the Administrator and/or any of its affiliates are or may become similarly interested in the Trust and that the Administrator and/or any of its affiliates may be or become interested in the Trust as an investor or otherwise.

              6. Subcontracting by the Administrator. The Administrator may subcontract for the performance of the Administrator' obligations hereunder with any one or more persons; provided, however, that the Administrator shall not enter into any such subcontract unless the Trustees of the Trust shall have found the subcontracting party to be qualified to perform the obligations sought to be subcontracted; and provided, further, that, unless the Trust otherwise expressly agrees in writing, the Administrator shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it would be for its own acts or omissions.

              7. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, and shall remain in force until August 31, 1995 on which date it will terminate unless its continuance after August 31, 1995 is "specifically approved at least annually" (a) by the vote of a majority of the Board of Trustees of the Trust who are not "interested persons" of the Trust or of the Administrator at a meeting specifically called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by the "vote of a majority of the outstanding voting securities" of the Trust as to which this Agreement is to continue.

     This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by the "vote of a majority of the outstanding voting securities" of the Trust, or by the Administrator, in each case on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall automatically terminate in the event of its "assignment".

     The terms "specifically approved at least annually", "vote of a majority of the outstanding voting securities", "assignment", and "interested persons", when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered at a location or locations outside the United States in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. The undersigned Trustee of the Trust has executed this Agreement not individually, but as Trustee under the Trust's Declaration of Trust, dated October 11, 1989, as amended, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Trust individually, but bind only the Trust estate.


CASH RESERVES PORTFOLIO                      SIGNATURE FINANCIAL GROUP
                                             (GRAND CAYMAN), LTD.


By: Philip Coolidge                         By: Philip Coolidge
---------------------------                 --------------------------
Title: Trustree and President               Title: Chief Executive Officer